Exhibit 99.1

AUSPEX PHARMACEUTICALS REPORTS 2013 FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Successful IPO Positions Company for Multiple Independent Catalysts Over Next 5 Quarters

La Jolla, California, March 27, 2014 – Auspex Pharmaceuticals, Inc. (Nasdaq: ASPX), a late clinical stage biopharmaceutical company focused on developing and commercializing novel medicines for the treatment of orphan diseases, today announced its financial results for the fourth quarter and year ended December 31, 2013.

“2014 has the potential to be a transformative year for Auspex as our lead program SD-809 (dutetrabenazine) advances towards completion of the Phase 3 pivotal study in chorea associated with Huntington’s disease (HD),” said Pratik Shah, Ph.D., President and CEO of Auspex. “Following the successful completion of our Initial Public Offering (IPO) last month, we have significantly strengthened our balance sheet and are well positioned to execute on our strategy of developing SD-809 for HD and other debilitating hyperkinetic movement disorders such as Tardive Dyskinesia (TD) and Tourette Syndrome (TS).”

At December 31, 2013, Auspex had a cash balance of $36.7 million. In February 2014, Auspex raised an additional $87.1 million in net proceeds in an IPO.

For the fourth quarter of 2013, Auspex reported a net loss of $7.6 million versus a net loss of $4.4 million in the comparable period in 2012. For the year ended December 31, 2013, Auspex reported a net loss of $15.6 million compared to $15.1 million for the same period in 2012. The net loss during the three months and year ended December 31, 2013 was largely due to clinical and nonclinical development activities for SD-809, our lead investigational drug in Phase 3 clinical development. The increase in the net loss for the quarter and for the year was primarily due to higher clinical and nonclinical development expenses for SD-809.

Research and development expenses for the three months ended December 31, 2013 were $3.5 million compared to $2.9 million for the same period in 2012. For the year ended December 31, 2013 and 2012, research and development expenses were $10.0 million and $11.7 million, respectively. The increase in research and development expenses in the quarter was primarily due to the higher costs related to the start of the Phase 3 study. The decrease in research and development expenses for the year was primarily related to a decrease in expenses for Phase 1 activities for SD-809 which was partially offset by increases for the start of the Phase 3 study.

General and administrative expenses for the three months ended December 31, 2013 increased to $1.4 million compared to $0.5 million for the same period in 2012. For the years ended December 31, 2013 and 2012, general and administrative expenses were $3.2 million and $1.7 million, respectively. The increase in general and administrative expenses was primarily due to an increase in payroll related expenses for additional employees and an increase in professional and consulting fees.

As of March 20, 2014, Auspex had 23,610,007 shares outstanding.

Update on Development Programs

Chorea associated with Huntington’s disease (HD): SD-809 is currently in a Phase 3 registration clinical trial (First-HD) in North America for the potential treatment of chorea associated with HD. In addition, an open-label clinical trial (ARC-HD) is currently in progress that will evaluate long-term safety (ARC-HD Rollover) as well as provide guidance on how to switch patients who are currently on tetrabenazine to SD-809 (ARC-HD Switch). Top-line data from the First-HD and ARC-HD Switch studies are expected to be available in the fourth quarter of 2014.

Tardive Dyskinesia (TD): A Phase 2/3 randomized placebo controlled clinical trial of SD-809 for the potential treatment of tardive dyskinesia is being planned. The Company also plans to offer a long-term safety follow-up for the eligible subjects who complete the Phase 2/3 study. This study, based on the recent FDA meeting, may qualify as one of the pivotal trials needed for a 505(b)(2) NDA filing. Top-line data from this study is expected to be available in mid-2015.

Tourette Syndrome (TS): An eight-week open-label preliminary efficacy and safety clinical trial (Phase 1b) is being planned for the potential treatment of tics associated with TS. This study will involve adolescent subjects and the top-line data are expected in the fourth quarter of 2014.

Idiopathic Pulmonary Fibrosis (IPF): SD-560 (deuterium-containing form of pirfenidone) is being advanced for the potential treatment of IPF and other fibrotic orphan conditions. Auspex is on track to initiate a Phase 1 clinical trial for SD-560 with data expected to be available in 2015.

About Auspex Pharmaceuticals

Auspex Pharmaceuticals is a late clinical stage biopharmaceutical company focused on the development and commercialization of novel medicines for the treatment of orphan diseases. Auspex’s pipeline includes product candidates to address unmet medical needs in hyperkinetic movement disorders, such as chorea associated with Huntington’s disease, tardive dyskinesia and Tourette syndrome, as well as other orphan indications. Auspex’s lead product candidate, SD-809, is in a Phase 3 registration clinical trial for the treatment of chorea (abnormal involuntary movements) associated with Huntington’s disease. Auspex has employed its deuterium chemistry approach to optimize other deuterium-containing compounds in its portfolio that are at various stages of development. For further information, please visit the company’s website www.auspexpharma.com.

Forward Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Auspex’s ability to successfully complete its ongoing clinical trials and development programs and Auspex’s ability to obtain regulatory approval for its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Auspex’s future preclinical studies and clinical trials may not be successful; changes in regulatory requirements in the United States and foreign countries may prevent or significantly delay regulatory approval of Auspex’s product candidates; Auspex may change its plans to develop and commercialize its product candidates; the U.S. Food and Drug Administration (FDA) may not agree with Auspex’s interpretation of the data from clinical trials of its product candidates; Auspex may decide, or the FDA may require Auspex, to conduct additional clinical trials or to modify Auspex’s ongoing clinical trials; Auspex may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Auspex’s ability to obtain regulatory approval; the third parties with whom Auspex has partnered with for the development of its product candidates and upon whom Auspex relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; Auspex’s product candidates may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of Auspex’s product candidates could delay or prevent regulatory approval or commercialization; Auspex may be unable to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; Auspex’s ability to obtain additional financing; and the accuracy of Auspex’s estimates regarding expenses, future revenues and capital requirements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Other risks and uncertainties affecting Auspex are described more fully in Auspex’s filings with the Securities and Exchange Commission. Auspex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Corporate Communications Contact:

Jason Spark at Canale Communications, Inc.

jason@canalecomm.com

619-849-6005

Auspex Pharmaceuticals, Inc.

(A Development Stage Company)

Balance Sheets

(In thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$36,650	$4,279
Prepaid expenses and other current assets	242	153

Total current assets	36,892	4,432

Deferred offering costs	1,817	—
Property and equipment, net	26	23
Other assets	137	33

Total assets	$38,872	$4,488

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,365	$853
Accrued liabilities	2,127	273

Total current liabilities	3,492	1,126
Note payable	14,420	—
Preferred stock warrant liability	3,975	1,556
Preferred stock tranche liability	—	1,562
Other long-term liabilities	77	14

Total liabilities	21,964	4,258

Convertible preferred stock	81,846	49,848

Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	542	233
Deficit accumulated during the development stage	(65,480)	(49,851)

Total stockholders’ deficit	(64,938)	(49,618)

Total liabilities, convertible preferred stock and stockholders’ deficit	$38,872	$4,488

Auspex Pharmaceuticals, Inc.

(A Development Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$3,479	$2,901	$10,003	$11,741
General and administrative	1,429	482	3,189	1,688

Total operating expenses	4,908	3,383	13,192	13,429

Operating loss	(4,908)	(3,383)	(13,192)	(13,429)
Other income (expense)
Interest expense, net	(174)	(365)	(248)	(1,292)
Other financing expense	—	(196)	(258)	(196)
Change in fair value of preferred stock warrant liability	(2,507)	(466)	(1,931)	(195)

Total other (expense) income	(2,681)	(1,027)	(2,437)	(1,683)

Net loss	$(7,589)	$(4,410)	$(15,629)	$(15,112)

Net loss per share , basic and diluted	$(46)	$(33,409)	$(371)	$(114,485)

Weighted-average common shares outstanding, basic and diluted	166,684	132	42,112	132